Exhibit 99.1

Contact…

Thomas C. Franco

Chris Tofalli

Broadgate Consultants, LLC

212-232-2222

For Immediate Release

VWR International Announces Management Appointment

West Chester, PA — April 26, 2005 - VWR International, Inc., a Clayton, Dubilier & Rice, Inc. (CD&R) portfolio company and a leading global provider of scientific supplies, today announced the appointment of James W. Rogers to the additional post of Chief Executive Officer.  He replaces Walter W. Zywottek who is leaving to assume an Executive Board position with Merck KGaA, Darmstadt, Germany.  The appointment is effective May 15.

Mr. Rogers is currently Chairman of the Board of VWR International and a partner at CD&R.  A fund managed by CD&R acquired VWR from Merck KGaA in April 2004.  Prior to joining CD&R in 1998, Mr. Rogers was a Senior Vice President and member of the Corporate Executive Council at General Electric, where he also held a number of senior leadership positions in a variety of GE businesses during his 26-year tenure.

 “We appreciate Walter’s many contributions and wish him the very best as he returns to Merck KGaA in an exciting position,” said Mr. Rogers.  “We look forward to continuing VWR’s important commercial relationship with Merck KGaA, and serving all of our customers with outstanding products and service.”

About VWR International, Inc.

VWR International is a leader in the global research laboratory industry with worldwide sales of US $3.0 billion. VWR’s business is highly diversified across a spectrum of products and services, customer groups and geography. The company offers more than 750,000 products and services, from more than 5,000 manufacturers, to over 250,000 customers throughout North America and Europe. VWR’s primary customers work in the pharmaceutical, life science, chemical, technology, food processing and consumer product industries. Other important customers include universities and research institutes; governmental agencies; environmental testing organizations; and primary and secondary schools. VWR International affiliates operate in 18 countries and employ approximately 6,000 people. The company’s mission is to deliver excellence in the distribution of scientific supplies. The VWR International Group is headquartered in West Chester, Pennsylvania.

For more information on VWR International, phone 1-800-932-5000, visit www.vwr.com, or write VWR International, Inc., 1310 Goshen Parkway, P.O. Box 2656, West Chester, PA 19380-0906.

VWR International and design are trademarks of VWR International, Inc.